Exhibit 99.1

FOR IMMEDIATE RELEASE
HC2 Holdings Seeks to Refinance Substantially All of its Existing Debt
New York, January 22, 2021 (GlobeNewswire) - HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC), a diversified holding company, announced today that it is seeking to refinance all of its existing 11.500% senior secured notes due 2021 and a portion of existing 7.5% convertible senior notes due 2022. As part of the proposed refinancing transactions, the Company intends to, among other things, issue new senior secured notes and extend the maturity of a portion of its existing convertible notes by exchanging such existing convertible notes for new convertible notes.
The proceeds from the issuance of the new senior secured notes are expected to be used, together with other funds, to redeem in full HC2’s existing senior secured notes, repay the outstanding indebtedness under its revolving credit agreement and pay related fees and expenses.
The proposed refinancing transactions are subject to market and other conditions, and the Company cannot make any assurances that it will complete any such transactions, in whole or in part, or as to the amount or timing of any such transactions.
The new senior secured notes and the new convertible notes will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), any state securities laws or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. The new senior secured notes are expected to be offered and sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act, and the new convertible notes are expected to be issued in one or more private exchange transactions pursuant to an exemption from registration under the Securities Act.
This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
About HC2
HC2 (NYSE: HCHC) has a class-leading portfolio of assets primarily in Infrastructure, Life Sciences, Spectrum and Insurance. HC2 is headquartered in New York, New York and through its subsidiaries employs 2,864 people.
Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the proposed refinancing transactions, including, among others, the use of proceeds from the issuance of the new senior secured notes, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company's control, and are subject to change. All forward-looking statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
HC2@reevemark.com
(212) 433-4600

Investor Contact: FNK IR
Matt Chesler, CFA
ir@hc2.com
(212) 235-2691